Exhibit T3D

(	SUPREME COURT OF	)	NO. S-084425
(	BRITISH COLUMBIA	)	VANCOUVER REGISTRY
(	VANCOUVER REGISTRY	)
(	ENTERED JULY 25, 2008)
IN THE SUPREME COURT OF BRITISH COLUMBIA
IN THE MATTER OF SECTIONS 186 AND 288 OF THE BUSINESS CORPORATIONS ACT
(BRITISH COLUMBIA), S.B.C. 2002, CHAPTER 57,
AND AMENDMENTS THERETO
AND
IN THE MATTER OF SECTIONS 144 and 192 OF
THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44
AND AMENDMENTS THERETO
AND
IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
AINSWORTH LUMBER CO. LTD.,
AINSWORTH GP LTD. AND AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP
AINSWORTH LUMBER CO. LTD.,
AINSWORTH GP LTD. AND 1234 HOLDINGS LTD.
PETITIONERS
FINAL ORDER

BEFORE THE HONOURABLE	)	FRIDAY THE 25th DAY
MR. JUSTICE BURNYEAT	)
	)	OF JULY, 2008
          THIS APPLICATION of the Petitioners, Ainsworth Lumber Co. Ltd. (“Ainsworth”), Ainsworth GP Ltd. (“Ainsworth GP”) and 1234 Holdings Ltd. (together, the “Applicants”) pursuant to sections 186 and 288 of the Business Corporations Act (British Columbia), S.B.C. 2002, c.57 (“BCBCA”) and sections 144 and 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (“CBCA”), coming on for hearing at Vancouver, British Columbia, on the 25th day of July, 2008.

AND ON HEARING, Bill Kaplan, Q.C. and Sean K. Boyle counsel for Ainsworth, Ainsworth GP and 1234 Holdings Ltd., and upon being advised that the Director appointed under the CBCA does not intend to appear at this application.
AND UPON READING the material filed herein, including the Affidavit #2 of Catherine E. Ainsworth sworn on July 24, 2008 (the “Ainsworth Affidavit #2”), the Orders of the Honourable Mr. Justice Burnyeat dated June 20, 2008 and June 23, 2008 (together, the “Interim Order”), and on being advised that the order of this Court will constitute the basis for an exemption from the registration requirements under section 3(a)(10) of the United States Securities Act of 1933, with respect to the securities of Ainsworth to be issued pursuant to the Plan of Arrangement,
          THIS COURT ORDERS AND DECLARES THAT:
1.   As used in this Order, unless otherwise defined, terms beginning with capital letters have the respective meanings set out in Plan of Arrangement attached as Schedule “A” to this Order.
2.   The Applicants have complied with all actions or steps required to be taken by them pursuant to the Interim Order or in connection with documents or acts contemplated by the Interim Order, including, without limitation, that the Meeting Materials as defined in the Interim Order were distributed in compliance with the Interim Order and that the Noteholders’ Meeting and Shareholders’ Meetings as defined in the Interim Order were called, held and conducted in compliance with the Interim Order.
3.   The Arrangement and the terms and conditions thereof, as described in the Plan of Arrangement, is an arrangement within the meaning of section 192 of the CBCA and is fair and reasonable to all affected parties.
4.   The Arrangement, as described in the Plan of Arrangement, shall be and is hereby approved, and the provisions of the Plan of Arrangement, including the mutual releases as contemplated by the Plan of Arrangement, shall be binding and given full force and effect in the manner and at the times specified therein.
5.   The Applicants are authorized to take all steps and actions necessary or appropriate to implement the Arrangement and the transactions contemplated thereby in accordance with and subject to the terms of the Arrangement (including to enter into any agreements or other documents which are to come into effect in connection with the Arrangement).

6.   As of the Completion Date, each of Ainsworth and its affiliates (the “Indemnifying Parties”) are authorized to enter into an indemnity with the Indenture Trustee in form and substance satisfactory to each party, acting reasonably, pursuant to which the Indemnifying Parties will indemnify the Indenture Trustee and hold it harmless against any loss, liability, or expense incurred that arises out of or in connection with the implementation by Ainsworth of this Order or the Plan of Arrangement, up to the closing thereof.
7.   The Plan of Arrangement and the Goldman Transactions are valid on the basis that the same shall not be void or voidable by any shareholder or creditor of Ainsworth or its affiliates. As used in this Order the term “Goldman Transactions” means the Goldman Consent and Amendment, including, without limitation, the amendments, consents, waivers, agreements, transactions and grants of security that are set out or contemplated in the Goldman Consent and Amendment.
8.   The Plan of Arrangement and the Goldman Transactions do not constitute fraudulent preferences, fraudulent conveyances or settlements, assignments or other reviewable transactions under the Bankruptcy and Insolvency Act (Canada) or any other legislation.
9.   The Plan of Arrangement and the transactions related thereto including, without limitation, the Goldman Transactions, are not oppressive of or unfairly prejudicial to, or conduct that unduly or unfairly disregards the interest of any creditor or shareholder of Ainsworth or its affiliates under any legislation.
10.   This Court respectfully seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States of America to act in aid of and to assist this Court in carrying out the terms of this Order.

11.   The Petitioners shall be entitled to seek leave to vary this Order upon such terms and upon the giving of such notice as this Honourable Court may direct, to seek the advice and direction of this Honourable Court as to the implementation of this Order and/or to apply for such further orders as may be appropriate.

/s/ MR. JUSTICE BURNYEAT	BY THE COURT DEPUTY DISTRICT REGISTRAR
APPROVED AS TO FORM
/s/  BILL KAPLAN

Solicitor for the Petitioners
Bill Kaplan, Q.C.

NO. S-084425
VANCOUVER REGISTRY
IN THE SUPREME COURT OF BRITISH COLUMBIA
IN THE MATTER OF SECTIONS 186 AND 288 OF THE BUSINESS CORPORATIONS ACT
(BRITISH COLUMBIA), S.B.C. 2002, CHAPTER 57,
AND AMENDMENTS THERETO
IN THE MATTER OF SECTIONS 144 and 192
OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44
AND AMENDMENTS THERETO
AND
IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
AINSWORTH LUMBER CO. LTD.,
AINSWORTH GP LTD. AND AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP
AINSWORTH LUMBER CO. LTD.,
AINSWORTH GP LTD. AND 1234 HOLDINGS LTD.
PETITIONERS

FINAL ORDER

BILL KAPLAN, Q.C.
Blake, Cassels & Graydon LLP
Suite 2600, Three Bentall Centre
595 Burrard Street, PO Box 49314
Vancouver, BC, V7X 1L3
(604) 631-3300

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the meanings hereinafter set forth:

“1933 Act” means the United States Securities Act of 1933, as amended and now in effect and as it may be further amended from time to time prior to the Effective Date.

“Additional Backstop Participation Deadline” means July 18, 2008 or such later date as Ainsworth may determine is appropriate in the circumstances with the consent of the Initial Backstop Parties and the Additional Noteholder Committee.

“Additional Backstop Parties” means Eligible Qualifying Noteholders, other than the Initial Backstop Parties, who have become parties to the Backstop Commitment by the Additional Backstop Participation Deadline.

“Additional Noteholder Committee” means the Additional Noteholder Committee, as defined in the Noteholder Support Agreement.

“Ainsworth” or the “Company” means Ainsworth Lumber Co. Ltd.

“Ainsworth GP” means Ainsworth GP Ltd., a company incorporated under the laws of Canada, a wholly owned subsidiary of Ainsworth.

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company, the Partnership, the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement), each acting reasonably.

“Arrangement Agreement” means the arrangement agreement, dated June 20, 2008, between Ainsworth, Ainsworth GP and the Partnership and any amendment thereto made in accordance with such agreement and with the consent of the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement).

“Arrangement Resolutions” means the resolutions of the Shareholders and Noteholders approving the Arrangement considered at the Shareholders’ and Noteholders’ Meeting, respectively.

“Articles of Arrangement” means the articles of arrangement of Ainsworth GP and the Company in respect of the Arrangement, that are required by the CBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective.

“Backstop Commitment” means the agreement by the Backstop Parties to acquire any New Notes that are not purchased by the Eligible Qualifying Noteholders in the New Note Private Placement.

“Backstop Parties” means the Noteholders that have provided the Backstop Commitment, which, for greater certainty, includes the Initial Backstop Parties and the Additional Backstop Parties.

“Business Assets” means all of the assets of the Company immediately prior to the Effective Time other than shares of its subsidiaries, its interest in the Partnership and any inter-company receivables.

“Business Day” means any day other than a Saturday or a Sunday on which commercial banks are generally open for business in Vancouver, British Columbia, Toronto, Ontario and New York, New York.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as amended.

“Canfor Chip Dispute” means the claim by the Company against Canfor Forest Products Ltd. (“Canfor”) concerning the interpretation of a pricing formula in a Chip Sales Agreement between Ainsworth and Canfor. The claim asserts that Canfor has been paying less than the amount that Canfor is obligated to pay under the Agreement.

“CBCA” means the Canada Business Corporations Act and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Date.

“CDS” means CDS Clearing and Depository Services, Inc. or any successor thereof.

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, which may be issued by the Director pursuant to section 192(7) of the CBCA upon receipt of Articles of Arrangement in accordance with section 262 of the CBCA.

“Commitment Fee” means the cash fee (US$6 million) equal to 3% of the aggregate principal amount of the New Notes.

“Completion Date” means the day immediately following the Effective Date.

“Continuance” means the transfer by way of continuance of the Company from being organized under the laws of British Columbia under section 308 of the Business Corporations Act (British Columbia) to being organized under the laws of Canada under section 187 of the CBCA.

“Continuance Resolution” means the resolution of the Shareholders to approve the Continuance.

“Court” means the Supreme Court of British Columbia.

“Depositary” means Computershare Investor Services Inc., or any successor thereof.

“Director” means the Director appointed under section 260 of the CBCA.

“DTC” means The Depository Trust Company, or any successor thereof.

“Effective Date” means the date shown on the Certificate of Arrangement issued by the Director under the CBCA.

“Effective Time” means 11:59 p.m. on the Effective Date.

“Eligible Qualifying Noteholders” means, collectively, Qualifying Noteholders and Substituted Qualifying Purchasers.

“Excess Shares” has the meaning ascribed thereto in subsection 4.5(b) of this Plan of Arrangement.

“Excess Warrants” has the meaning ascribed thereto in subsection 4.5(b) of this Plan of Arrangement.

“Entitlements” means the legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person: (a) with respect to or arising out of, or in connection with, the Existing Common Shares, including, without limitation, any options, warrants or other rights to acquire Existing Common Shares; (b) with respect to or arising out of, or in connection with, the Existing Notes and the Indentures (other than the right to be paid unpaid accrued interest on the Existing Notes up to and including March 31, 2008); and (c) to acquire or receive any of the foregoing as set forth in clauses (a) or (b).

“Existing Common Shares” means the common shares without par value in the capital of the Company that are duly issued and outstanding immediately prior to the Effective Time.

“Existing Notes” means, collectively, the Company’s Senior Unsecured Floating Rate Notes due October 1, 2010, 7.25% Senior Unsecured Notes due October 1, 2012, Senior Unsecured Floating Rate Notes due April 1, 2013, 6.75% Senior Unsecured Notes due March 15, 2014 and 6.75% Senior Unsecured Notes due March 15, 2014.

“Fair Market Value” means the fair market value of each New Common Share as at the date following the Effective Date, as determined by the board of directors of the Company.

“Final Order” means the final order of the Court approving the Arrangement under section 192 of the CBCA, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

“Forest Tenures” means any tree farm licence, woodlot licence, pulpwood agreement, forest licence, forest management agreement, timber licence, timber permit, wood supply commitment, forest resource licence or forest resource processing facility licence held by the Company as at the Effective Date pursuant to the laws of the Provinces of British Columbia, Alberta or Ontario.

“Fractional Holders” has the meaning ascribed thereto in subsection 4.5(b) of this Plan of Arrangement.

“Fractional Interests” has the meaning ascribed thereto in subsection 4.5(a) of this Plan of Arrangement.

“Fractional Share Cash Proceeds” has the meaning ascribed thereto in subsection 4.5(c) of this Plan of Arrangement.

“Fractional Warrant Cash Proceeds” has the meaning ascribed thereto in subsection 4.5(c) of this Plan of Arrangement.

“Fully Diluted Basis” means the number of New Common Shares that would be issued and outstanding after giving effect to the transactions contemplated by this Plan of Arrangement and assuming the exercise of all the Noteholder Warrants into New Common Shares, but prior to the exercise of any Shareholder Warrants into New Common Shares.

“Goldman Consent and Amendment” means the amendment, consent and waiver agreement that is Exhibit B to a lockup agreement dated as of June 16, 2008 between the Company, the Initial Backstop Parties and certain lenders, providing for certain amendments to the Goldman Credit Agreement and for certain consents and waivers pursuant thereto in respect of the Arrangement and the Recapitalization, including the transactions contemplated in this Plan of Arrangement.

“Goldman Credit Agreement” means the credit and guaranty agreement, dated as of June 26, 2007 (as amended), among Ainsworth as borrower, certain of Ainsworth’s subsidiaries as guarantors, various lenders, and Goldman Sachs Credit Partners L.P. as Administrative Agent and Collateral Agent.

“Grand Rapids Press Cylinder Dispute” means the claim, for costs in incurred and yet to be incurred, by the Company against Forest Product Technologies, Inc., Advance Manufacturing Corporation and Barberton Steel Industries Inc. alleging a breach of contract by the defendants in connection with Ainsworth’s purchase of defective press components..

“Indentures” means, collectively, the trust indentures under which the Existing Notes were issued by the Company, as amended, modified or supplemented from time to time.

“Indenture Trustee” means The Bank of New York, in its capacity as trustee under the Indentures.

“Initial Backstop Parties” means the Noteholder parties who are the “Initial Backstop Parties” under the Backstop Commitment.

“Interim Order” means the interim order of the Court, as the same may be amended by the Court, providing for, among other things, the calling of the Meetings and providing declarations and directions with respect to the Continuance, dissent procedures in respect of the Continuance, and the Arrangement.

“Letter of Transmittal” means the letter of transmittal for use by the Shareholders.

“Litigation” means the Potlatch Litigation, the Canfor Chip Dispute and the Grand Rapids Press Cylinder Dispute.

“Litigation Payments” means all compensation, damages, penalties, interest, costs and other payments, if any, paid, payable or to become payable by Ainsworth or its subsidiaries in or in relation to any of the Litigation, whether such compensation, damages, penalties, interest, costs or other payments are paid, payable or will become payable pursuant to a court order made at trial or upon appeal or pursuant to the terms of any settlement or other resolution of any of the Litigation.

“Meetings” means, together, the Shareholders’ Meeting and the Noteholders’ Meeting.

“Net Litigation Proceeds” means the proceeds actually received by Ainsworth or its subsidiaries from the full and final determination or settlement of each claim in the Litigation, after deduction of: (i) any Litigation Payments related to such Litigation; and (ii) all costs and expenses incurred by or on behalf of Ainsworth related to such claim including, without limitation, all fees and expenses of legal counsel, advisors and experts and all out-of-pocket travel, filing, reproduction and other costs; and (iii) any cash taxes payable in respect of such proceeds after taking into account any available tax credits or deductions, any tax sharing arrangements and any tax elections available to the Company or the recipient of the Net Litigation Proceeds that would minimize the amount of cash taxes payable (including any elections to reduce any purchase price associated with the Litigation).

“Net Proceeds” means gross proceeds received in respect of the sale of the New Common Shares, less reasonable expenses incurred in connection therewith.

“New Common Share Pool” means the pool of 100,000,000 New Common Shares to be issued (or issuable upon the exercise of Noteholder Warrants) to Shareholders and Noteholders in accordance with section 3.3, which shall be all of the New Common Shares to be issued and outstanding on a Fully Diluted Basis as at the date following the Effective Date.

“New Common Shares” means the Class A Common Shares in the capital of the Company to be issued pursuant to the Plan of Arrangement, which shall be re-designated as “common shares” after cancellation of the Existing Common Shares.

“New LLC” means a manager-managed limited liability company formed under the laws of the State of Delaware which is 100% owned by the Company.

“New Note Trustee” means The Bank of New York, in its capacity as trustee in respect of the Rollover Notes and New Notes.

“New Note Private Placement” means the concurrent private placement of New Notes to Eligible Qualifying Noteholders.

“New Noteholders” means those Qualifying Noteholders or their affiliates who subscribe for the New Notes pursuant to the New Note Private Placement and/or the Backstop Commitment, including for greater certainty, the Eligible Qualifying Noteholders who subscribe for New Notes and the Backstop Parties.

“New Notes” means the US$200 million aggregate principal amount of 11% Senior Notes due 2015 offered by the Company to Eligible Qualifying Noteholders pursuant to the New Note Private Placement.

“NLP Right” means the non-transferable right to receive the Shareholder’s Pro Rata Share of the Shareholders Litigation Share.

“Noteholder Support Agreement” means the support agreement dated as of June 16, 2008 among the Company and the Support Noteholders who hold 80% of the Total Existing Note Value and pursuant to which such Support Noteholders have agreed, among other things, to support and vote in favour of the Arrangement.

“Noteholder Warrant Indenture” means the warrant indenture to be dated as of the date following the Effective Date between the Company and each Significant Noteholder.

“Noteholder Warrant Pro Rata Share” means with respect to each Significant Noteholder, the number of Substituted New Common Shares in respect of such holder divided by the total number of Substituted New Common Shares in respect of all Significant Noteholders.

“Noteholder Warrants” means the warrants to acquire New Common Shares of the Company to be issued pursuant to subsection 3.3(d)(vii) of this Plan of Arrangement, which have the terms and are subject to the conditions set out in the Noteholder Warrant Indenture.

“Noteholders” means holders of the Existing Notes.

“Noteholders’ Meeting” means the meeting of the Noteholders held on July 24, 2008.

“Partnership” means Ainsworth Engineered Canada Limited Partnership, a partnership formed under the laws of the Province of British Columbia.

“Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement and any amendments, modifications or supplements hereto made in accordance with the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company, the Partnership, the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement), each acting reasonably.

“Potlatch Litigation” means the claim, for costs incurred and yet to be incurred to repair or replace physical and real property assets in order to bring same into good working condition and state of repair given the age of the asset and the purpose for which it has been used, by the Company and Ainsworth Engineered (USA), LLC by Notice of Claim on September 28, 2005 to Potlatch Corporation (“Potlatch”) alleging a breach of representation and warranty by Potlatch in connection with Ainsworth’s acquisition of three OSB mills from Potlatch.

“Pro Rata” and “Pro Rata Share” means, with respect to each Noteholder, the number obtained when the principal amount of the Existing Notes owned by such holder immediately before the Effective Time is divided by the Total Existing Note Value.

“Qualifying Noteholder” means a Noteholder at the Record Date that (a) if the Noteholder is resident in the United States, such Noteholder is a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act, or (b) in the case of a Noteholder resident in a province or territory of Canada, is an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions, or (c) in the case of a Noteholder resident outside of Canada and the United States, can demonstrate to Ainsworth that it is qualified to subscribe for New Notes in accordance with applicable laws.

“Qualifying Noteholder’s Pro Rata Share” means with respect to each Eligible Qualifying Noteholder, the number obtained when the aggregate principal amount of New Notes purchased under the New Note Private Placement by such Noteholder and by any affiliate of such Noteholder who, pursuant to the Backstop Commitment, purchases New Notes in lieu of such Noteholder, is divided by US$200 million.

“Recapitalization” means the transactions contemplated by this Plan of Arrangement, including the steps set out in sections 3.2 and 3.3.

“Record Date” means June 18, 2008.

“Registered Shareholder” means a Shareholder as shown in the securities register maintained by or on behalf of the Company for the Existing Common Shares.

“Rollover Notes” means the US$150 million aggregate principal amount of 11% Senior Notes due 2015 to be issued to the Noteholders in connection with the Arrangement.

“Shareholder Warrants” means the warrants to acquire New Common Shares to be issued pursuant to subsection 3.3(c) of this Plan of Arrangement, which have the terms and are subject to the conditions set out in the Warrant Indenture.

“Shareholder’s Pro Rata Share” means with respect to each Shareholder, the number obtained when: (i) the number of Existing Common Shares held by such Shareholder immediately before the Effective Time, is divided by (ii) the total number of Existing Common Shares issued and outstanding at that time.

“Shareholders” means the holders of Existing Common Shares.

“Shareholders Litigation Share” means 30.2% of the Net Litigation Proceeds.

“Shareholders’ Meeting” means the meeting of the Shareholders held on July 24, 2008 to approve the Arrangement.

“Significant Noteholder” means each Noteholder that, absent its Substitution but after giving effect to any other Substitutions, would be entitled to receive such number of New Common Shares representing 25% or more of the New Common Shares that will be issued and outstanding on the date following the Completion Date.

“Subscription Agreement” means an agreement by an Eligible Qualifying Noteholder to purchase New Notes from the Company in accordance with the New Note Private Placement.

“Substituted New Common Shares” means, with respect to each Significant Noteholder, the number of New Common Shares in excess of 24.9% of the New Common Shares that will be issued and outstanding on the date following the Effective Date that a Significant Noteholder would have otherwise received under the Plan of Arrangement in the absence of the Substitution.

“Substituted Qualifying Purchaser” means a person who is able make one of the representations in subsection (a), (b) or (c) of the definition of Qualifying Noteholder and that has, prior to the Additional Backstop Participation Deadline, acquired Existing Notes from a Noteholder that is not, as of the Record Date, a Qualifying Noteholder.

“Substitution” means, in respect of each Significant Noteholder, the automatic substitution of a cash payment in an amount equal to the Fair Market Value of the number of New Common Shares in excess of 24.9% of the New Common Shares that will be issued and outstanding on the date following the Effective Date that a Significant Noteholder would have otherwise received under the Plan of Arrangement in the absence of the Substitution.

“Support Noteholders” means those Noteholders who have entered into the Noteholder Support Agreement.

“Total Existing Note Value” means US$823,540,000, being the aggregate principal amount of the Existing Notes.

“Trust” means The Ainsworth Charitable Trust 2008.

“TSX” means the Toronto Stock Exchange.

“Warrant Indenture” means the warrant indenture between the Company and Computershare Trust Company of Canada to be dated as of the date following the Effective Date providing for the issuance of the Shareholder Warrants.

Section 1.2  Definitions in the CBCA

Words and phrases used herein that are defined in the Arrangement Agreement and are not otherwise defined herein will have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the CBCA and are not otherwise defined herein or in the Arrangement Agreement will have the same meaning herein as in the CBCA, unless the context otherwise requires.

Section 1.3  Interpretation Not Affected By Headings, etc.

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof.

Section 1.4  Gender and Number

Unless the context requires the contrary, words importing the singular only will include the plural and vice versa and words importing the use of any gender will include all genders.

Section 1.5  Date for Any Action

In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

Section 1.6  Statutory References

A reference to a statute includes all rules, regulations, policies and blanket orders made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation, rule, policy or blanket order which amends, supplements, replaces or supersedes any such statute, regulation, rule, policy or blanket order.

Section 1.7  Currency

Unless otherwise stated, all references herein to sums of money or currency are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT AGREEMENT

Section 2.1  Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement, and has been authorized by the Arrangement Resolutions.

ARTICLE 3

ARRANGEMENT

Section 3.1  Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) the Partnership, Ainsworth GP, (iii) all of the registered and beneficial Noteholders, (iv) all of the registered and beneficial New Noteholders, (v) all of the registered and beneficial Shareholders, (vi) all of the registered and beneficial holders of the New Common Shares and (vii) the Indenture Trustee, all without any further act or formality required on the part of any Person, except as expressly provided herein.

Section 3.2  Preliminary Steps Prior to the Arrangement

The following preliminary steps shall occur in the following order as conditions precedent to the implementation of the Plan of Arrangement:

(a)	the Company will form the New LLC;

(b)	Ainsworth Engineered (USA), LLC will sell all of its assets other than Ainsworth Engineering (USA), LLC’s current legal action against Potlatch Corporation to the New LLC for a non-interest-bearing demand note and the assumption of the liabilities of Ainsworth Engineered (USA), LLC;

(c)	Ainsworth Engineered (USA), LLC will be wound-up into the Company and dissolved and in the course of such winding-up, it will distribute its remaining property to the Company;

(d)	the Shareholders as of the Record Date shall have approved the Continuance Resolution;

(e)	the Continuance shall have been completed;

(f)	the closing of the subscriptions for New Notes, including payment by the subscribers for the New Notes of US$200 million in the aggregate in exchange for the New Notes; and

(g)	the Goldman Consent and Amendment shall have been executed and delivered and all arrangements, agreements and steps (all in form and substance satisfactory to the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement)) necessary to provide any additional or supplemental security pursuant to the Goldman Consent and Amendment shall have been completed or shall be capable of completion in accordance with the terms of the Goldman Consent and Amendment.

For greater certainty, approval by the Noteholders of this Plan of Arrangement shall also constitute approval by the Noteholders of all of the preliminary steps set out in this section 3.2 and all other steps and transactions set out in or contemplated by this Plan of Arrangement, including, without limitation, the transactions and grants of security set out in the Goldman Consent and Amendment. Notwithstanding any provision of this Plan of Arrangement, the transactions and steps in this section 3.2 may be amended, varied or waived prior to the implementation of this Plan of Arrangement with the consent of the Company, Ainsworth GP, the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement).

Section 3.3  Arrangement

Commencing at the Effective Time, the following events or transactions will occur sequentially in the order set out below unless otherwise noted and will be deemed to occur without any further act or formality required on the part of any Person, except as expressly provided herein:

(a)	in accordance with the terms of the Arrangement Agreement, the Company will transfer to the Partnership all of the Company’s Business Assets in return for 95,481,591 class A units of the Partnership, provided, however, that Ainsworth GP, in its capacity as a general partner of the Partnership, will hold the Forest Tenures, for and on behalf of and for the benefit of the Partnership;

(b)	one minute after the Effective Time, the board of directors of the Company will be replaced by the following Persons:

         ●                 ●                  ●                 ●

         ●                 ●                  ●

(c)	two minutes following the Effective Time, the Trust will become a limited partner of the Partnership by acquiring 100 class B units of the Partnership on the terms set forth in the Arrangement Agreement;

(d)	immediately following the step in subsection 3.3(c), in exchange for the Existing Common Shares, the Company (A) will issue to each Shareholder such Shareholder’s Pro Rata Share of 4% of the New Common Share Pool, (B) will confer on each such Shareholder such Shareholder’s Pro Rata Share of rights to acquire New Common Shares (which rights will be represented by the Shareholder Warrants), and (C) grant to each Shareholder the NLP Right as set out in Section 5.5, and the Existing Common Shares and all Entitlements relating to the Existing Common Shares will be irrevocably and finally cancelled and eliminated;

(e)	immediately following the step in subsection 3.3(d), the Company will make the following payments and issue the following securities in full and final settlement of and in exchange for the Existing Notes (any such payments and securities will be allocated first, toward the repayment of the principal amount in respect of the Existing Notes; and second, toward the repayment of any interest which has accrued on a Noteholder’s Existing Notes since March 31, 2008 and has not otherwise been paid and in respect of Eligible Qualifying Noteholders who, directly or through an affiliate, purchase New Notes to the extent such payments exceed the principal amount and any interest which has accrued since March 31, 2008 in respect of the Noteholder’s Existing Notes, any excess will be paid as a fee for agreeing to lend money or make money available to the Company):

(i)	to each Noteholder, such Noteholder’s Pro Rata Share of the Rollover Notes;

(ii)	to each Noteholder other than a Significant Noteholder, such Noteholder’s Pro Rata Share of 46% of the New Common Share Pool;

(iii)	concurrent with the distribution in subsection 3.3(e)(ii), to each Noteholder that is an Eligible Qualifying Noteholder that has directly or through an affiliate purchased New Notes under the New Note Private Placement (other than a Significant Noteholder) its Qualifying Noteholder’s Pro Rata Share of 35% of the New Common Share Pool;

(iv)	concurrent with the distribution in subsection 3.3(e)(ii), to each Significant Noteholder, that number of New Common Shares equal to:

(A)	its Pro Rata Share of 46% of the New Common Share Pool;

plus

(B)	for each Significant Noteholder that is an Eligible Qualifying Noteholder and has directly or through an affiliate purchased New Notes under the New Note Private Placement, its Qualifying Noteholder’s Pro Rata Share of 35% of the New Common Share Pool;

less

(C)	its Substituted New Common Shares.

(v)	to the Backstop Parties that are Noteholders (including the Initial Backstop Parties that are Noteholders), immediately prior to the step in subsection 3.3(e)(ii), a cash payment equal to the Fair Market Value of 10% of the New Common Share Pool, which cash payment shall, in accordance with the terms of the Backstop Commitment, be directed to the Company as payment by the Backstop Parties of the subscription price for 10% of the New Common Share Pool and concurrently with the step in subsection 3.3(e)(ii), such New Common Shares shall be issued to the Backstop Parties in accordance with the terms of the Backstop Commitment;

(vi)	to the Initial Backstop Parties that are Noteholders, immediately prior to the step in subsection 3.3(e)(ii), a cash payment equal to the Fair Market Value of 5% of the New Common Share Pool, which cash payment shall, in accordance with the terms of the Backstop Commitment, be directed to the Company as payment by the Initial Backstop Parties of the subscription price for 5% of the New Common Share Pool and concurrently with the step in subsection 3.3(e)(ii), such New Common Shares shall be issued to the Initial Backstop Parties in accordance with the terms of Backstop Commitment;

(vii)	to the Significant Noteholders, in respect of the Substituted New Common Shares,

(A)	a cash payment in an amount equal to the lesser of: (i) US$200 million, and (ii) the Fair Market Value of the total number of Substituted New Common Shares to which all of the Significant Noteholders are entitled, which cash payment shall be allocated to each Significant Noteholder based on its Noteholder Warrant Pro Rata Share and, in accordance with the terms of the Subscription Agreement, or, where the Significant Noteholder has not signed a Subscription Agreement, pursuant to a direction which shall hereby be deemed to have been given by such Significant Noteholder, such cash payment shall be directed to the Company as payment for Noteholder Warrants and the Company will immediately issue the number of Noteholder Warrants to the Significant Noteholders equal to the lesser of (i) the number of New Common Shares (on a Fully-Diluted Basis) having a Fair Market Value of US$200 million in the aggregate, and (ii) the total number of Substituted New Common Shares, and such Noteholder Warrants will be allocated to each Significant Noteholder in proportion to the amount of the cash payment made by the Company to each such holder pursuant to this subsection 3.3(e)(vii)(A);

(B)	a cash payment in an amount equal to: the lesser of (i) US$200 million, and (ii) the Fair Market Value of the total number of Substituted New Common Shares to which all of the Significant Noteholders are entitled (less any amount paid pursuant to subsection 3.3(e)(vii)(A)), which cash payment shall be allocated to each Significant Noteholder based on its Noteholder Warrant Pro Rata Share and, in accordance with the terms of the Subscription Agreement, or, where the Significant Noteholder has not signed a Subscription Agreement, pursuant to such direction which shall be hereby deemed to have been given by such Significant Noteholder, such cash payment shall be directed to the Company as payment for Noteholder Warrants and the Company will immediately issue the number of Noteholder Warrants to the Significant Noteholders equal to the total number of Substituted New

Common Shares less the number of Noteholder Warrants issued to the Significant Noteholders pursuant to subsection 3.3(e)(vii)(A), and such Noteholder Warrants will be allocated to each Significant Noteholder in proportion to the cash payment to each such holder pursuant to this subsection 3.3(e)(vii)(B);

(f)	the Company shall make payments in cash to Noteholders on account of any unpaid interest which has accrued up to and including March 31, 2008 under the Existing Notes;

(g)	interest accruing on the Existing Notes after March 31, 2008 will not be paid in cash, and on the day following the Effective Date, and subject to the receipt by the Noteholders of the payments and securities set out in subsection 3.3(e), all of the Existing Notes and Indentures and all Entitlements relating to the Existing Notes and Indentures will be irrevocably and finally cancelled and eliminated and, for purposes of Section 11.01 of the Indentures only, all sums payable by the Company under the Indentures after payment of interest to March 31, 2008, shall be deemed to have been paid and all instructions relating to application of payment of Existing Notes shall be deemed to have been delivered and no Default or Event of Default (as defined in the Indentures) shall be deemed to have occurred and be continuing as at the Effective Time;

(h)	in respect of the transactions in subsection 3.3(e), the Company shall add to the stated capital of the New Common Shares an amount equal to the Total Existing Note Value plus the amount of interest or fees paid by the issuance of New Common Shares pursuant to subsection 3.3(e) less the aggregate of (i) the principal amount of the Rollover Notes and (ii) the cash payments pursuant to subsections 3.3(e)(vii)(A) and (B);

(i)	the 100,000,000 Existing Common Shares shall be removed from the authorized share capital of the Company;

(j)	the New Common Shares shall be redesignated from Class A common shares to common shares;

(k)	the articles of the Company shall be amended to fix the number of directors at seven; and

(l)	the Company will pay to the Backstop Parties the Commitment Fee.

Section 3.4  Effective Time Procedures

(a)	On or immediately prior to the Effective Date, Ainsworth GP, for and on behalf of and in its capacity as general partner of the Partnership, shall deliver to the Company certificates representing the class A units of the Partnership to be issued to the Company in accordance with the provisions of subsection 3.3(a) hereof.

(b)	On the Business Day immediately following the Effective Date, Ainsworth GP, for and on behalf of and in its capacity as general partner of the Partnership, shall deliver to the Trust certificates representing the class B units of the Partnership to be issued to the Trust in accordance with the provisions of subsection 3.3(b) hereof.

(c)	On or immediately prior to the date following the Effective Date, the Company will deliver or arrange to be delivered to the Depositary certificates representing the requisite New Common Shares and Shareholder Warrants required to be issued in accordance with the provisions of subsection 3.3(d) and 3.3(e) hereof, which certificates will be held by the Depositary as agent and nominee for the Shareholders and Noteholders for distribution to such Shareholders and Noteholders in accordance with the provisions of Article 4 hereof.

(d)	As soon as practicable after the date following the Effective Date, and in any event, no later than the third Business Day after the Effective Date, the Company will deliver or arrange to be delivered to the Significant Noteholders certificates representing Noteholder Warrants required to be issued in accordance with the provisions of subsection 3.3(e) hereof.

(e)	As soon as practicable after the date following the Effective Date, the Company will deliver or arrange to be delivered to the New Note Trustee certificates representing the requisite Rollover Notes required to be issued in accordance with the provisions of subsection 3.3(e) hereof, which certificates will be held by the New Note Trustee as agent and nominee for Noteholders for distribution to such Noteholders in accordance with the provisions of Article 4 hereof.

(f)	The Company, Ainsworth GP and the Partnership will perform all other actions and steps required by or as contemplated by this Plan of Arrangement and the Arrangement Agreement.

Section 3.5  Transfers Free and Clear

Any transfer of any securities pursuant to the Arrangement will be free and clear of any hypothecs, liens, claims, encumbrances, charges, adverse interests or security interests.

ARTICLE 4

IMPLEMENTATION

Section 4.1  Delivery of Securities Issued Under the Arrangement

(a)	The delivery of certificates by Ainsworth GP representing the Class A units of the Partnership to be issued pursuant to section 3.3(a) hereof will be made on the Effective Date. The delivery of certificates by Ainsworth GP to the Trust representing the Class B units of the Partnership to be issued pursuant to section 3.3(b) hereof will be made on the Business Day following the Effective Date.

(b)	The delivery of certificates representing the New Common Shares, Rollover Notes, Shareholder Warrants and Noteholder Warrants, to which the Noteholders, Backstop Parties and Shareholders are entitled under this Plan of Arrangement will be made no later than the fourth Business Day following the Effective Date.

(c)	The Existing Notes are held by DTC, through its nominee company Cede & Co. The delivery of interests in New Common Shares and Rollover Notes in exchange for Existing Notes will be made through the facilities of DTC to DTC participants, who, in turn will make delivery of interests in such New Common Shares and Rollover Notes to the beneficial holders of such Existing Notes pursuant to standing instructions and customary practices. The Company and the Indenture Trustee will have no liability or obligation in respect of all deliveries from DTC, or its nominee, to DTC participants or to beneficial holders.

(d)	The delivery of interests in New Common Shares and Shareholder Warrants to Shareholders in exchange for Existing Common Shares will be made through the facilities of CDS to CDS participants and through DTC to DTC participants, as applicable, who, in turn, will deliver interests in such New Common Shares and Shareholder Warrants to the beneficial holders of the Existing Common Shares pursuant to standing instructions and customary practices. The Company will have no liability or obligation in respect of all deliveries from CDS, or its nominee, to CDS participants or from DTC, or its nominee, to DTC participants, or to beneficial holders.

(e)	A Registered Shareholder entitled to interests in New Common Shares and Shareholder Warrants (including Fractional Share Cash Proceeds and Fractional Warrant Cash Proceeds) will only receive the certificates representing such New Common Shares or Shareholder Warrants or cheques representing any Fractional Share Cash Proceeds and Fractional Warrant Cash Proceeds upon receipt by the Depositary of a duly completed Letter of Transmittal (together with a certificate or certificates representing any Existing Common Shares held by such Person, if applicable, and all other required documents). A Registered Shareholder who holds Existing Common Shares and who does not surrender certificate(s) representing the Existing Common Shares held by it will not be recorded on the register of New Common Shares until proper delivery is made.

Section 4.2  Lost Notes and Certificates

In the event that any certificates representing Existing Common Shares which immediately prior to the Effective Time were outstanding and which are to be cancelled in accordance with subsection 3.3(d) hereof are lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificates representing Existing Common Shares, the New Common Shares and Shareholder Warrants, which such holder is entitled to receive in accordance with subsection 3.3(d) hereof. When authorizing such delivery of certificates representing New Common Shares and Shareholder Warrants in exchange for such lost, stolen or destroyed certificates representing Existing Common Shares, the holder to whom certificates representing such New Common Shares and Shareholder Warrants are to be delivered will, as a condition precedent to the delivery of such New Common Shares and Shareholder Warrants, give a bond satisfactory to the Company and the Depository in such amount as the Company and the Depository may direct, or otherwise indemnify the Company and the Depository in a manner satisfactory to the Company and the Depositary, against any claim that may be made against the Company or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and will otherwise take such actions as may be required by the by-laws of the Company.

Section 4.3  Withholding Rights

(a)	The Company and the Depositary will be entitled to deduct and withhold from the New Common Shares, Shareholder Warrants and Rollover Notes all dividends, interest or other distributions or any consideration otherwise payable to any Shareholder or Noteholder under this Arrangement in such amounts as the Company or the Depositary is required, entitled or permitted to deduct and withhold with respect to such payment under the Canadian Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the Shareholder or Noteholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

(b)	With respect to the exchange of Existing Common Shares for New Common Shares, Shareholder Warrants and an NLP Right, unless a Shareholder has confirmed that the beneficial owner of the Existing Common Shares is not a non-resident of Canada (as such term is defined in the Canadian Tax Act) in the form specified in the Letter of Transmittal, the Company and the Depositary will be entitled to deduct and withhold from any consideration payable to the Shareholder such number of the New Common Shares as the Company or the Depositary reasonably believes are necessary to be withheld and subsequently sold on behalf of the beneficial owner of the New Common Shares in order to realize Net Proceeds equal to the amount that the Company or the Depositary reasonably believes that it is required or permitted to deduct and withhold with respect to such payment under the Canadian Tax Act or any provision of federal, provincial, state, local or foreign tax laws, in each case, as amended. To the extent that consideration otherwise payable to a Shareholder is withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the Shareholder in respect of which such deduction and withholding was made, provided that such withheld New Common Shares are sold and the Net Proceeds therefrom are actually remitted to the appropriate taxation authority or are retained by the Company or the Depositary to compensate the Company for any remittances to the appropriate taxation authority that the Company or the Depositary has funded. Any New Common Shares which are withheld and are not sold to fund the withholding tax obligations described above, will be distributed to the Shareholder (or the Company where the Company has funded all or a portion of the withholding tax obligations). Neither the Company nor the Depositary will be liable for any loss arising out of any such sales or any loss arising from a delay in transferring New Common Shares to a Shareholder. The Company and the Depositary will sell the withheld New Common Shares as soon as practicable after the Effective Date and will not be obligated to seek or obtain a minimum price for any sale of New Common Shares.

(c)	Each Shareholder entitled in accordance with subsection 3.3(d) to receive New Common Shares will be deemed to be the registered Shareholder for all purposes as of the effective time of the occurrence of subsection 3.3(d) of the number of such shares to which such Shareholder is entitled. However, to the extent New Common Shares have been withheld by the Company or the Depositary in accordance with subsection 4.3(b), each Shareholder will be deemed to be the registered Shareholder only until such New Common Shares are sold by the Company on behalf of the beneficial owner of Existing Common Shares pursuant to subsection 4.3(b). In addition, each Shareholder will have no right to sell any New Common Shares withheld by the Company unless and until New Common Shares are transferred to such Shareholder after the Company or the Depositary determines that it is not necessary for the Company or the Depositary to sell those New Common Shares to realize sufficient Net Proceeds to satisfy the withholding tax obligations described in subsection 4.3(b). All dividends paid or other distributions made on or after the Effective Time on or in respect of any of such shares which a Shareholder is entitled to receive pursuant to the Plan of Arrangement, but for which a certificate has not yet been delivered to such Shareholder in accordance with subsection 4.1(b), will be paid or made to such Shareholder when such certificate is delivered to such Shareholder in accordance with subsection 4.1(b).

Section 4.4  Limitation and Proscription

To the extent that any Shareholder has not delivered the Letters of Transmittal, certificates and other documents required by subsection 4.1(e) and subsection 5.5 on or before the date which is six years after the Effective Date (the “Final Proscription Date”), then the New Common Shares, Shareholder Warrants and NLP Right which such Shareholder was entitled to receive will be delivered to the Company by the Depositary, and the interest of the Shareholder in such New Common Shares and Shareholder Warrants will be terminated as of such Final Proscription Date.

Section 4.5  Fractional Interests

(a)	No certificate representing fractional New Common Shares or Shareholder Warrants (“Fractional Interests”) will be allocated under this Plan of Arrangement, and Fractional Interests will not entitle the owner thereof to vote or to any rights as a securityholder of the Company.

(b)	As promptly as practicable following the Effective Time, the Depositary will determine the (i) difference between (x) the number of New Common Shares to be delivered pursuant to Article 3 and (y) the aggregate number of whole New Common Shares to be delivered pursuant to Article 3 (such difference being herein called the “Excess Shares”); and (ii) difference between (x) the number of Shareholder Warrants to be delivered pursuant to Article 3 and (y) the aggregate number of whole Shareholder Warrants to be delivered pursuant to Article 3 (such difference being herein called the “Excess Warrants”). As soon as practicable after the Effective Time, the Depositary will sell the Excess Shares and Excess Warrants on behalf of the registered holders of fractional New Common Shares and fractional Shareholder Warrants (collectively, the “Fractional Holders”) at then prevailing prices on the TSX in the manner provided in paragraph (c) of this section 4.5.

(c)	The sale of the Excess Shares and the Excess Warrants by the Depositary shall be executed on the TSX through one or more member firms of the TSX in compliance with Regulation S of the 1933 Act and shall be executed in board lots to the extent practicable. The Company shall bear the cost of all related charges and fees of the Depositary, commissions and other out-of-pocket transaction costs. Until the proceeds of such sale or sales have been distributed to the Fractional Holders, the Depositary shall hold such proceeds for the Fractional Holders (the proceeds from the sale of the Excess Shares being the “Fractional Share Cash Proceeds” and the proceeds from the sale of the Excess Warrants being the “Fractional Warrant Cash Proceeds”). The Depositary shall determine the portion of the Fractional Share Cash Proceeds or Fractional Warrant Cash Proceeds to which each Fractional Holder shall be entitled, if any, by: (i) in the case of fractional New Common Shares, multiplying the amount of the aggregate proceeds comprising the Fractional Share Cash Proceeds by a fraction, the numerator of which is the amount of the fractional New Common Share interests to which such Fractional Holder is entitled and the denominator of which is the aggregate amount of fractional New Common Share interests to which all Fractional Holders are entitled; and (ii) in the case of fractional Shareholder Warrants, multiplying the amount of the aggregate proceeds comprising the Fractional Warrant Cash Proceeds by a fraction, the numerator of which is the amount of the fractional Shareholder Warrant interests to which such Fractional Holder is entitled and the denominator of which is the aggregate amount of fractional Shareholder Warrant interests to which all fractional Holders are entitled.

(d)	As soon as practicable after the determination of the amounts to be paid to Fractional Holders as proceeds for any Fractional Interests, the Depositary shall distribute such amounts without interest and net of all applicable withholding taxes to the Fractional Holders.

(e)	In effecting the sale of any Excess Shares or Excess Warrants for the Fractional Holders, the Depositary will exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price. Neither the Company nor the Depositary will be liable for any loss arising out of any sale of such Excess Shares or Excess Warrants relating to the manner or timing of such sales, the prices at which Excess Shares or Excess Warrants are sold or otherwise. The sale price of Excess Shares or Excess Warrants sold on behalf of such persons will fluctuate with the market price of the Excess Shares or Excess Warrants.

(f)	In lieu of any fractional Rollover Notes, each registered holder of Existing Notes otherwise entitled to a fractional interest in Rollover Notes will receive the nearest whole $1.00 (with fractions equal to exactly $0.50 being rounded up).

Section 4.6  Calculations

All amounts of consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01) or to the nearest tenth of one percent (0.1%), as applicable. All calculations and determinations made by the Company for the purposes of this Plan of Arrangement, including without limitation, the allocation of amounts under section 4.5 shall be conclusive, final and binding upon the Shareholders and Noteholders.

ARTICLE 5

MISCELLANEOUS

Section 5.1  Amendments to Plan of Arrangement

(a)	Subject to subsection 5.1(b), the Company and the Partnership reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by the Company, the Partnership, the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement), (iii) filed with the Court and, if made following the Meetings, approved by the Court, and (iv) if made following the Meetings, communicated to Shareholders and Noteholders if and as required by the Court and in the manner directed by the Court. Any amendment, modification or supplement to this Plan of Arrangement will become part of this Plan of Arrangement for all purposes.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by the Company with the prior written consent of the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement), provided that it concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Shareholders or Noteholders.

Section 5.2  Release of Company Released Parties

As of the Effective Time, and provided that the releases described in section 5.3 simultaneously become fully effective and enforceable, the Company, the Indenture Trustee and its parents and affiliates and their respective subsidiaries, officers, directors, employees, financial advisors, legal counsel and agents (each in their capacity as such) (collectively, the “Company Released Parties”) will be released and discharged from any and all demands, claims, liabilities, causes of action, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date relating to, arising out of or in connection with the Existing Notes and related guarantees, the Indentures, the Recapitalization, the Noteholder Support Agreement, this Plan of Arrangement, the business and affairs of the Companies and their respective subsidiaries and affiliates, the proceedings in respect of the Recapitalization and any other proceedings commenced with respect to the Plan and the Recapitalization; provided, however, that no Company Released Party will receive a release if such party, directly or indirectly, takes any action to frustrate or hinder the consummation of the Recapitalization or the Plan of Arrangement; and provided, further, that nothing in this paragraph will release or discharge any Company Released Party from or in respect of their obligations to make the payments and distributions of securities set out in this Plan of Arrangement or any other obligations to the Support Noteholders under this Plan of Arrangement, the Noteholder Support Agreement or any other agreement with a Support Noteholder and further provided that nothing in this paragraph will release or discharge a Company Released Party if the Company Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or willful misconduct; and provided, further, that no Company Released Party will be released from any claims relating to matters not publicly disclosed.

Section 5.3  Release of Noteholder Released Parties

As of the Effective Time and provided that the releases described in section 5.2 simultaneously become fully effective and enforceable, each of the Backstop Parties, the Indenture Trustee and its parents, and their respective subsidiaries and affiliates and their respective shareholders, officers, directors, employees, financial advisors, legal counsel and agents (collectively, the “Noteholder Released Parties”) will be released and discharged from any and all demands, claims, liabilities, causes of action, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to Effective Date relating to, arising out of or in connection with the Existing Notes, the Indentures, this Plan of Arrangement, the Noteholder Support Agreement, the Recapitalization and any other matter relating to or proceedings commenced with respect to this Plan and the Recapitalization; provided that nothing in this paragraph will release or discharge any of the Noteholder Released Parties from or in respect of their obligations under this Plan of Arrangement, the Noteholder Support Agreement, or the New Notes and further provided that nothing in this paragraph will release or discharge a Noteholder Released Party if the Noteholder Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or wilful misconduct.

Section 5.4  Conditions Precedent

As conditions precedent to the implementation of this Plan of Arrangement, in addition to the preliminary steps set out in section 3.2:

(a)	all agreements, consents and other documents relating to the Recapitalization shall be in form and content satisfactory to the Initial Backstop Parties and the Additional Noteholder Committee (subject to the terms of the Noteholder Support Agreement) including, such agreements, consents and other documents set out in section 7(b) of the Noteholder Support Agreement;

(b)	the Company shall have satisfied all of its obligations and covenants under the Noteholder Support Agreement and the Backstop Commitment Letter which, by their terms, must be satisfied prior to the Effective Time; and

(c)	the TSX must have conditionally approved the listing of the New Common Shares to be issued under the Recapitalization, the Shareholder Warrants and the New Common Shares underlying the Shareholder Warrants and the Noteholder Warrants.

Section 5.5  Net Litigation Proceeds

In addition to the consideration given to the Shareholders pursuant to section 3.3(d) of this Plan in exchange for the Existing Common Shares, each Shareholder will be entitled to receive an NLP Right, in accordance with the terms of the Arrangement Agreement. Payment of the Shareholders Litigation Share, if any, shall be made by Ainsworth to Registered Shareholders as of the Effective Date who have submitted duly completed Letters of Transmittal in accordance with section 4.1(e) of this Plan of Arrangement who will be recorded on the NLP Register in accordance with the terms of the Arrangement Agreement. Ainsworth shall be entitled to rely upon the Letters of

Transmittal received by Ainsworth in accordance with section 4.1(e) of this Plan of Arrangement as conclusive and final evidence of the identities of the Registered Shareholders who are entitled to receive the Shareholders Litigation Share, if any. Ainsworth shall not be required to update nor confirm the accuracy or currency of any of the information set out in the Letters of Transmittal and Ainsworth shall have no liability or obligation in respect of any deliveries made or not made by Registered Shareholders to beneficial Shareholders or any other person.

A Registered Shareholder may elect, in and by its Letter of Transmittal, not to receive an NLP Right, A Registered Shareholder who elects not to receive its NLP Right will not receive any compensation or payment in lieu of the forgone NLP Right.

ARTICLE 6

GENERAL

Section 6.1  Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, the Company, the Partnership and Ainsworth GP will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

Section 6.2  Paramountcy

From and after the Effective Time (a) this Plan of Arrangement will take precedence and priority over any and all rights related to Existing Common Shares and Existing Notes issued prior to the Effective Time, (b) the rights and obligations of Shareholders and Noteholders and any trustee and transfer agent therefore, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent, whether or not previously asserted) and all Entitlements based on or in any way relating to Existing Common Shares and Existing Notes will be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ADDENDUM TO AMENDED AND RESTATED ARRANGEMENT AGREEMENT
Addendum dated July ___, 2008 (the “Addendum”) to the Amended and Restated Arrangement Agreement (the “Arrangement Agreement”) dated June 24, 2008 among Ainsworth Lumber Co. Ltd., Ainsworth Engineered Canada Limited Partnership and Ainsworth GP Ltd.
The parties to the Arrangement Agreement hereby agree that Section 3.3(b) of the Plan of Arrangement attached as schedule “C” to the Arrangement Agreement be deleted in its entirety and replaced with the following:
(b)	one minute after the Effective Time, the board of directors of the Company will be replaced by the following Persons:

Robert Chadwick	John Lacey
Jay Gurandiano	Gordon Lancaster
Paul Houston	Jonathan I. Mishkin
Morley Koffman
IN WITNESS WHEREOF the parties have caused this Addendum to be executed as of the date first written above by their respective officers thereunto duly authorized.

AINSWORTH LUMBER CO. LTD.
By:	/s/ Catherine Ainsworth
Authorized Signatory

AINSWORTH GP LTD.
By:	/s/ Catherine Ainsworth
Authorized Signatory

AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP, by its general partners, Ainsworth Lumber Co. Ltd., Ainsworth GP Ltd. and Ainsworth Engineered Corp.
By:	/s/ Catherine Ainsworth
Ainsworth Lumber Co. Ltd.
Authorized Signatory

By:	/s/ Catherine Ainsworth
Ainsworth GP Ltd.
Authorized Signatory

By:	/s/ Catherine Ainsworth
Ainsworth Engineered Corp.
Authorized Signatory